[Horace Mann letterhead]

January 30, 2006

Board of Directors

Horace Mann Life Insurance Company

1 Horace Mann Plaza

Springfield, IL 62715

Re:	Horace Mann Life Insurance Company Separate Account

Pre-effective amendment number 1 on Form N-4

(File No. 333-129284 and 811-1343)

Directors:

I have acted as counsel to Horace Mann Life Insurance Company (the “Company”), an Illinois insurance company, and Horace Mann Life Insurance Company Separate Account (the “Account”) in connection with the registration of an indefinite amount of securities in the form of flexible premium variable annuity contracts (the “Contracts”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have examined such documents (including the Form N-4 registration statement (File No. 333-129284 and 811-1343) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1.	The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Illinois and is duly authorized to by the Insurance Department of the State of Illinois to issue the Contracts.

2.	The Account is a duly authorized and existing separate account established pursuant to the provisions of the Illinois Insurance Code.

3.	To the extent so provided under the Contracts, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

4.	The Contracts, when issued as contemplated by the Form N-4 registration statement, will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to pre-effective amendment number 1 to the Form N-4 registration statement for the Contracts and the Account.

Sincerely,

/s/ ANN CAPARROS
Ann Caparros